UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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NET PERCEPTIONS, INC.

(Name of Registrant as Specified In Its Charter)

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FOR RELEASE
8:00 A.M. E.S.T.
March 10, 2004

Contact:

Tom Donnelly
President and Chief Financial Officer
Net Perceptions, Inc.
952-842-5400
tdonnelly@netperceptions.com

Net Perceptions’ Board Rejects Revised Obsidian Exchange Offer; Urges
Stockholders To Vote In Favor of Plan of Liquidation; Court Grants
Company’s Motion To Dismiss Blakstad Lawsuit

MINNEAPOLIS — Net Perceptions, Inc. (Nasdaq: NETP) announced that after careful consideration, including a review with independent financial and legal advisors, its board of directors has unanimously determined that Obsidian Enterprises, Inc.’s revised exchange offer continues to be financially inadequate and not in the best interests of Net Perceptions’ stockholders. Accordingly, the Net Perceptions’ board of directors urges stockholders to reject Obsidian’s revised offer and not tender their shares.

In making its recommendation, Net Perceptions’ board of directors considered, among other things:

•	The financial analyses of Obsidian and the revised exchange offer prepared by Candlewood Partners, LLC, the Company’s financial advisor, as compared to the likely timing and amount of cash distributions if the plan of liquidation is approved and adopted by stockholders at the special meeting scheduled for Friday, March 12, 2004, and thereafter promptly implemented;

•	In the view of Candlewood, the large number of shares of Obsidian common stock that would be received by the Company’s stockholders if the revised exchange offer and proposed subsequent merger were consummated, combined with the small average trading volume of Obsidian common stock, highlights the potential difficulty of selling the shares of Obsidian common stock that would be received in the revised exchange offer and subsequent merger;

•	In the board’s view, the substantial risks associated with Obsidian’s businesses, including those described in Obsidian’s Registration Statement on Form S-4, as amended, in the section thereof captioned “Risk Factors Related To Our Business,” filed by Obsidian with the SEC in connection with its exchange offer, and Obsidian’s “liquidity and working capital issues” and its “high level of debt” which “creates liquidity issues” for Obsidian, referred to under Item 7 (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) in Obsidian’s Annual Report on Form 10-K for its fiscal year ended October 31, 2003;

•	The fact that, if the revised exchange offer and proposed merger were consummated, officers and directors of Obsidian would own approximately 70% of Obsidian’s common stock, on a fully diluted basis, and thus the Company’s stockholders would have little or no ability to influence or affect the future management or policies of Obsidian; and

•	The fact that, based on Obsidian’s public filings to date, its revised exchange offer continues to be subject to numerous conditions, including, as noted in the Company’s Solicitation/Recommendation on Schedule 14D-9 originally filed with the SEC on December 31, 2003, conditions that could not be satisfied due to the Company’s December 30th 2003 agreement to sell its patent portfolio to Thalveg Data Flow, LLC for $1.8 million, which results in significant uncertainty that the revised exchange offer will be consummated.

     A description of the board’s decision and Candlewood’s financial analyses of Obsidian and the revised exchange offer is contained in an amendment to the Company’s Schedule 14D-9 filed with the SEC.

     The Company said that its board of directors continues to believe that implementing the plan of liquidation adopted by the board on October 21, 2003 is reasonably likely to provide higher realizable value to stockholders than Obsidian’s revised exchange offer.

     The board reiterated its recommendation that stockholders vote FOR the plan of liquidation and urged stockholders, if they have not already done so, to promptly complete, sign, date and return, by means to enable delivery by the opening of business on March 12, 2004, the WHITE proxy card previously delivered to stockholders, and NOT to complete or return any blue proxy card which they may have received or receive in connection with Obsidian’s opposing proxy solicitation.

     Finally, the Company announced that on March 8, 2004, the Blakstad lawsuit, which was filed on October 29, 2003 against the Company, its current directors and unnamed defendants in the District Court, Fourth Judicial District, of the State of Minnesota, County of Hennepin, and which sought, among other things, to enjoin the proposed liquidation of the Company and to recover reasonable attorneys’ and experts’ fees, was dismissed with prejudice. Tom Donnelly, the Company’s President and Chief Financial Officer, stated “We are very pleased that the Company’s motion to dismiss the Blakstad lawsuit has been granted and that the Company will not have to expend additional stockholder funds defending this meritless lawsuit.”